Exhibit 10.7
September 12, 2014

Todd Sechrist
<Address>
<City, State Zip Code>

Re: Appointment as President EMEA
Dear Todd:
We are pleased to offer you (“Employee”) the position of Managing Director of EH Europe GmbH (“Employer”) and President EnerSys EMEA (collectively, “the Positions”). Your employment in the Positions will be at-will, and will be subject to the terms and conditions of this Letter Agreement and a separate employment contract between you and Employer, which contains provisions required by Swiss law (“the Employment Contract”).
1. Duties.
(a)    You will have such duties and responsibilities that are commensurate with the Positions, as determined from time to time by the President and Chief Operating Officer of EnerSys (“the Company”). These duties and responsibilities will include overall and daily management and direction of Employer’s and the Company’s operations in Europe, the Middle East, and Africa. You will report directly to the Company’s President and Chief Operating Officer. You also may be assigned duties from time-to-time that are not related to operations in Europe, the Middle East or Africa.
(b)    Your employment in the Positions will commence on November 1, 2014 or as soon as all appropriate legal work approvals are obtained in

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Switzerland. This temporary assignment to Switzerland is limited for a maximum term of three years and will expire October 31, 2017. (The period of time you are employed as in the Positions will be referred to in this Letter Agreement as “the Term.”)
2.    Compensation and Benefits.
During the Term, you will be entitled to the following compensation and benefits:
(a)    Salary. You will be paid salary at the rate of $400,000.00 per annum, payable in accordance with the Company’s standard payroll practices for salaried employees (“Base Salary”).
(b)    COLA. You will receive a cost of living supplement in the amount of CHF 55,000 per annum, which will be paid in 12 equal monthly payments.
(c)    MIP. You will participate in the then‑current EnerSys Management Incentive Plan.
(d)    Car Allowance. The Company will lease a car for Employee in an amount not to exceed CHF 1,800 per month. It is understood that the car being leased for Employee is the car previously leased for the prior President EMEA. Such lease agreement will be in compliance with all Company car polices.
(e)    Housing. The Company will lease housing for the Employee, subject to such lease and its terms being approved by the Company’s Vice President of Human Resources, in an amount not to exceed CHF 8,500 per month.
(f)    Tax Return Preparation and Tax Equalization. The Company will pay GTN to prepare all U.S. and Swiss tax returns for you. In conjunction with the preparation of your tax returns, GTN will also provide tax equalization and reconciliation calculations, and the Company will reimburse you for any amounts to which you are entitled based on the reconciliation of any applicable tax equalization adjustments which the Company deems necessary, in accordance with the Company’s customary practices, procedures and policies.

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(g)    Airline Reimbursement. The Company will reimburse you for the cost of a total of four roundtrip, business class airline tickets during each of calendar year for travel between the United States and Switzerland to be used for you, your wife or daughter.
(h)    Health Insurance. You will be provided with health insurance comparable to that which is currently provided to you.
(i)    Vacation. You will be entitled to 20 days paid vacation per year and all Swiss “Bank” holidays.
3.    Termination Payment. Employer will seek to obtain the approval of the Company’s Compensation Committee for continued payment of Employee’s base salary for one year after the effective date of termination without “Cause” (as that term is defined in paragraph 8). If approved by the Compensation Committee such payments shall be subject to the terms and conditions set by the Compensation Committee, including but not limited to, the Employee executing a general release in favor of the Company.

4.    Post‑Termination Covenants.
(a)    Non‑Competition. In consideration for the salary, payments, and welfare and other benefits provided in this Letter Agreement, you agree that, for one year following the termination of your employment with the Company (regardless of whether such termination occurs during or after the Term), you will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, become involved in a Competing Business (as defined below) in the Americas, Europe or Asia, or in any geographic area in which Employer or the Company or any of their subsidiaries has engaged during the 12 months immediately preceding your termination date in any of the activities that comprise a Competing Business, or in which you have knowledge of Employer’s or the Company’s plans to engage in any of the activities that

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comprise a Competing Business (including, without limitation, any area in which any customer of the Company or any of its subsidiaries may be located). This Section 3(a) will not be violated, however, by your investment of up to $100,000 in the aggregate in one or several publicly-traded companies that engage in a competing business.
(b)    Wrongful Solicitation. You agree that for one year after the termination of your employment with the Company (regardless of whether such termination occurs during or after the Term), you will not, for the purpose of conducting or engaging in a Competing Business, (i) call upon, solicit, advise, or otherwise do or attempt to do, business with any person or company who is, or was, during the most recent 12‑month period, a customer of Employer or the Company or any of its affiliated companies, (ii) take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage, or affairs of Employer or the Company or any of their affiliated companies, (iii) hire or attempt to hire any person who is, or was during the most recent 12‑month period an employee, officer, representative or agent of Employer or the Company or any of their affiliated companies, or (iv) solicit, induce, or attempt to solicit or induce any person who is an employee, officer, representative or agent of Employer or the Company or any of its affiliated companies to leave the employ of Employer or the Company or any of their affiliated companies, or violate the terms of their contract, or any other employment agreement, with it.-
(c)    Competing Business. For the purposes of this Letter Agreement, “Competing Business” means a business or enterprise (other than the Company and its direct or indirect subsidiaries and other Affiliates) that is engaged in any or all of the following activities: the design, development, manufacture, importing, distribution, marketing or sale of (a) motive power batteries and chargers (including, without limitation, batteries and chargers for industrial forklift trucks and other materials handling equipment) (b) stationary batteries and chargers (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems); and/or (c) any other product of any kind or type which the Company or any of its Affiliates (i) now

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makes or (ii) hereafter makes or researches or develops at any time during the Employment Term, such as, for example, lithium‑ion or nickel‑zinc cells or batteries, enclosures or lithium products such as those used in space or medical applications. “Competing Business” also includes the design, engineering, installation or service of stationary and DC power systems, and any consulting and/or turnkey services relating thereto.
5.    Remedies. You acknowledge that you have carefully read and considered all the terms and conditions of this Letter Agreement, including the restraints imposed upon you pursuant to Section 4. You agree that these restraints are necessary for the reasonable and proper protection of Employer and the Company and their successors and assigns and that each of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further acknowledge that, were you to breach any of the covenants contained in Section 4, the damage to Employer and the Company would be irreparable. You therefore agree that Employer and the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of the covenants herein. You further agree that, in the event that any provision of Section 4, shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
6.    Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania with out regard to its law or conflict of laws.
7.    Venue. You agree that any action brought to enforce this Letter Agreement or to test the enforceability of any of its provisions, shall be brought exclusively in either the United States District Court for the Eastern District of Pennsylvania or the Court of Common Pleas of Berks County. You hereby voluntarily consent to personal jurisdiction in the Commonwealth of Pennsylvania and waive any right you may otherwise have to contest the assertion of jurisdiction over you in Pennsylvania.

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8.    Travel Reimbursement in the Event of Termination. In the event the Employee’s employment with the Company is terminated without “Cause” (as defined below) Company will reimburse Employee for pre-approved documented reasonable costs of relocating him and his family and the entire reasonable personal effects to a single location in the United States, but only if such costs are incurred within nine months after the date of termination and only to the extent that another company does not directly or indirectly bear such relocation costs on Employee’s behalf. In the event the Employee’s employment is terminated by the Company for “Cause” all such expenses shall be borne by the Employee. “Cause” means any of the following:

a.	Any act or omission which constitutes a breach of any of Employee’s obligations under this Letter Agreement or Employee’s Swiss Employment Contract or any other agreement;

b.	Any willful violation by Employee of any law, rule or regulation applicable to the business of the Company or any of its subsidiaries or affiliates;

c.	commission of any felony or other crime involving moral turpitude;

d.	knowing and intentional fraud;

e.
any act or omission that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Company or any other subsidiary or affiliate of EnerSys, unless Employee believed in good faith that he was acting in the best interest of Company and EnerSys; and/or

f.	willful and continued failure or refusal of Employee to substantially perform the duties required of him or performance significantly below the level required or expected of the Employee.

9.    Reimbursement of United States Home Expenses. Company will reimburse Employee the pre-approved reasonable documented expenses for the mowing of

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the grass and the plowing of the driveway of Employee’s United States Home during the Term of this Agreement.
10.    Entire Agreement and Amendment. This Letter Agreement contains the entire understanding and agreement between you and Employer and the Company with respect to your employment as in the Positions, except the Employment Contract. This Letter Agreement supersedes any previous oral and written negotiations, agreements, commitments and writings, except that the “Noncompetition”, “Wrongful Solicitation” and “Confidentiality/Specific Performance” sections in the EnerSys 2004 Equity Incentive Plan, the EnerSys 2006 Equity Incentive Plan, the EnerSys 2010 Equity Incentive Plan and the Severance Agreement dated June 7, 2013 and the Indemnification Agreement dated July 21, 2014 shall survive the execution of this Letter Agreement. This Letter Agreement does not supersede the Employment Contract. However, in the event of a conflict between any of the terms of the Employment Contract and this Letter Agreement, the conflicting terms of this Letter Agreement will govern, except as required by Swiss law. This Letter Agreement may not be modified in any manner, except by an instrument in writing and signed by a duly authorized representative of both parties. This Letter Agreement is for the benefit of and is binding upon you and your heirs, administrators, representatives, executors, successors, beneficiaries and assigns.
INTENDING TO BE LEGALLY BOUND, you and the Company agree to and sign this Letter Agreement on this 12th day of September, 2014
ENERSYS
By: /s/ Richard W. Zuidema _
Richard W. Zuidema
Executive Vice President
/s/ Todd M. Sechrist
Todd Sechrist

Witness: /a/ A.K. Wissmann